Exhibit 4.2

AMDOCS LIMITED

And

THE BANK OF NEW YORK MELLON,

as Trustee

2.538% Senior Notes due 2030

First Supplemental Indenture

Dated as of June 24, 2020

to

Indenture dated as of June 24, 2020

TABLE OF CONTENTS

		PAGE
ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01.	Definitions	1
Section 1.02.	Conflicts with Base Indenture	9

ARTICLE 2
FORM OF NOTES
Section 2.01.	Form of Notes	9

ARTICLE 3
THE NOTES

Section 3.01.	Amount; Series; Terms	9
Section 3.02.	Denominations	10
Section 3.03.	Book-entry Provisions for Global Securities	10
Section 3.04.	Additional Notes; Repurchases	11
Section 3.05.	No Sinking Fund	12

ARTICLE 4
REDEMPTION OF NOTES; REPURCHASE UPON CHANGE OF CONTROL

Section 4.01.	Optional Redemption	12
Section 4.02.	Tax Redemption	13
Section 4.03.	Purchase of Notes upon a Change of Control Repurchase Event	14

ARTICLE 5
COVENANTS AND REMEDIES

Section 5.01.	Limitation on Liens	16
Section 5.02.	Limitation on Sale and Leaseback Transactions	19
Section 5.03.	Payment of Additional Amounts	20
Section 5.04.	Events of Default	21
Section 5.05.	References In Base Indenture	23

ARTICLE 6
MISCELLANEOUS

Section 6.01.	Confirmation of Indenture	23
Section 6.02.	Counterparts	23
Section 6.03.	Governing Law; Waiver of Jury Trial	24
Section 6.04.	Appointment of Agent for Service	24
Section 6.05.	Recitals by the Company	25

i

Exhibit A	Form of Note

Exhibit B	Repurchase Exercise Notice upon a Change of Control Repurchase Event

ii

FIRST SUPPLEMENTAL INDENTURE, dated as of June 24, 2020 (“First Supplemental Indenture”), to the Indenture dated as of June 24, 2020 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular Series of Securities, the “Base Indenture” and, as amended, modified and supplemented by this First Supplemental Indenture, the “Indenture”), by and between Amdocs Limited, a non-cellular company incorporated in Guernsey (registration number 19528) (the “Company”), and The Bank of New York Mellon, a corporation organized under the laws of the State of New York authorized to conduct a banking business, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes:

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of Securities to be issued in one or more Series as provided in the Base Indenture;

WHEREAS, the Company has duly authorized the execution and delivery, and desires and has requested the Trustee to join it in the execution and delivery, of this First Supplemental Indenture in order to establish and provide for the issuance by the Company of Securities designated as its 2.538% Senior Notes due 2030 (the “Notes”) on the terms set forth herein;

WHEREAS, Section 9.01(d) of the Base Indenture provides that a supplemental indenture may be entered into by the parties for such purpose without notice to or the consent of any Securityholder, provided certain conditions are met;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this First Supplemental Indenture have been met; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid and binding agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture with respect to the Notes have been done;

NOW, THEREFORE:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture. To the extent terms are defined in both this First Supplemental Indenture and the Base Indenture, the applicable definition in this First Supplemental Indenture shall control with respect to the Notes. The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

As used herein, the following terms have the specified meanings:

“Additional Amounts” has the meaning specified in Section 5.03(a) of this First Supplemental Indenture.

“Additional Notes” has the meaning specified in Section 3.04 of this First Supplemental Indenture.

“Agent Members” has the meaning specified in Section 3.03(e) of this First Supplemental Indenture.

“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of the Principal Property (as determined in good faith by the Board of Directors) subject to such transaction, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such present value shall be the lesser of (i) the present value determined assuming termination upon the first date such lease may be terminated (in which case the present value shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be terminated), and (ii) the present value assuming no such termination.

“Authorized Agent” has the meaning specified in Section 6.04 of this First Supplemental Indenture.

“Bankruptcy Law” means Title 11 of the United States Code or any similar U.S. federal, State or Guernsey law for the relief of debtors.

“Base Indenture” has the meaning specified in the preamble to this First Supplemental Indenture.

“Business Day” when used with respect to any Note, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York, New York or the place of payment are authorized or obligated by law or executive order to close.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries; (2) the adoption of a plan relating to the Company’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate of the total voting power of the Company’s Voting Shares or other Voting Shares into which the Company’s Voting Shares are reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that (x) a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any Affiliates of such person until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act and (y) a transaction will not be deemed to involve a change of control under this clause (3) if (A) the Company becomes a direct or indirect wholly-owned Subsidiary of a company and (B)(i) the direct or indirect holders of the Voting Shares of such company immediately following that transaction are substantially the same as the holders of the Company’s Voting Shares immediately prior to that transaction and each holder holds substantially the same percentage of Voting Shares of such company as such holder held of the Company’s shares immediately prior to that transaction or (ii) the Company’s Voting Shares outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the voting stock (measured by voting power) of such company immediately after giving effect to such transaction; or (4) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Shares of the Company or such other person are converted into or exchanged for cash, securities or other Property, other than any such transaction where the Company’s Voting Shares outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Shares (measured by voting power) of the surviving person immediately after giving effect to such transaction.

“Change of Control Notice” has the meaning specified in Section 4.03(a) of this First Supplemental Indenture.

“Change of Control Offer” has the meaning specified in Section 4.03(a) of this First Supplemental Indenture.

“Change of Control Payment Date” has the meaning specified in Section 4.03(a) of this First Supplemental Indenture.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means the party named as such in the preamble to this First Supplemental Indenture until a successor replaces it pursuant to the terms and conditions of the Indenture and thereafter means the successor.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed pursuant to Section 4.01 of this First Supplemental Indenture (assuming the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming the Notes matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date pursuant to Section 4.01(b) of this First Supplemental Indenture, (1) if the Company obtains four or more applicable Reference Treasury Dealer Quotations, the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, (2) if the Company obtains fewer than four and more than one applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Consolidated Tangible Assets” means, as of any date of determination, the total assets less the value of all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other similar intangible assets, all as shown on or reflected in the Company’s most recent consolidated balance sheet (including, without duplication, the notes related thereto) prepared in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, total assets as shown on or reflected in the Company’s most recent consolidated balance sheet (including, without duplication, the notes related thereto) prepared in accordance with GAAP.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“delivered” means, with respect to any notice to be given to a Holder pursuant to the Indenture, notice (x) given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices or procedures at the Depositary (in the case of a Global Security) or (y) mailed to such Holder by first class mail, postage prepaid, at its address as it appears on the Registrar’s books (in case of a Physical Security). Notice so “delivered” shall be deemed to include any notice to be “mailed” or “given,” as applicable, under the Indenture.

“Event of Default” has the meaning specified in Section 5.04 of this First Supplemental Indenture.

“FATCA” has the meaning specified in Section 5.03(a)(6) of this First Supplemental Indenture.

“First Supplemental Indenture” has the meaning specified in the preamble to this First Supplemental Indenture.

“Fitch” means Fitch Ratings, Inc. and its successors.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Hedging Obligations” means, with respect to any specified person, the obligations of such person under: (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any person, indebtedness of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments but not including Non-recourse Obligations).

“Indenture” has the meaning specified in the preamble to this First Supplemental Indenture.

“Independent Investment Banker” means one of the Reference Treasury Dealers, as may be appointed from time to time by the Company; provided, however, that if any Reference Treasury Dealer ceases to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer.

“Initial Notes” has the meaning set forth in Section 3.01(b) of this First Supplemental Indenture.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency.

“Lien” means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Non-recourse Obligation” means Indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by the Company or any direct or indirect Subsidiaries of the Company or (2) the financing of a project involving the development or expansion of the Properties of the Company or any direct or indirect Subsidiaries of the Company, as to which the obligee with respect to such Indebtedness or obligation has no recourse to the Company or any direct or indirect Subsidiary of the Company or such Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Notes” has the meaning specified in the recitals to this First Supplemental Indenture and includes the Initial Notes and any Additional Notes.

“Par Call Date” means March 15, 2030.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in the United States of America.

“Principal Property” means the land, improvements, buildings and fixtures that is real property located within the territorial limits of the United States (including its territories and possessions and Puerto Rico) or Israel owned or leased by the Company or any of its Restricted Subsidiaries and having a net book value which, on the date of determination as to whether a Property is a Principal Property is being made, exceeds 1% of Consolidated Total Assets, other than the Company’s principal corporate offices or primary campuses, which will be considered a Principal Property regardless of the foregoing; provided that Principal Property shall not include any Property that the Board of Directors by resolution determines in good faith (taking into account, among other things, the importance of such Property to the business, financial condition and earnings of the Company and the Company’s Subsidiaries taken as a whole) not to be of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including issued share capital or shares of Capital Stock, as the case may be.

“Prospectus” means the preliminary prospectus supplement dated June 17, 2020, including the base prospectus dated June 15, 2020 and as supplemented by the related pricing term sheet dated June 17, 2020, relating to the offering and sale of the Initial Notes.

“Rating Agency” means each of Fitch, Moody’s and S&P; provided that if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside the Company’s control, “Rating Agency” shall include a Substitute Rating Agency appointed by the Company.

“Ratings Event” means that the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any day during the Trigger Period. If any of the Rating Agencies ceases to provide a rating of the Notes on any day during the Trigger Period for any reason (subject, for the avoidance of doubt, to the Company’s right to engage a Substitute Rating Agency as provided herein), the rating of such Rating Agency for the Notes shall be deemed to have ceased to be Investment Grade during the Trigger Period.

“Record Date” has the meaning specified in Section 3.01(d) of this First Supplemental Indenture.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, each of their respective successors, and any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Relevant Jurisdiction” means Guernsey or any other jurisdiction in which the Company is incorporated, organized or otherwise resident for tax purposes, or any other jurisdiction from or through which such payment is made by the Company or on its behalf and, in each case, any political subdivision or taxing authority or agency thereof or therein.

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed pursuant to Section 4.01(b) of this First Supplemental Indenture, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption calculated as if the Stated Maturity of such Note was the Par Call Date; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to such redemption date.

“Restricted Subsidiary” means a Subsidiary of the Company of which substantially all the Property is located, or substantially all the business is conducted, in the United States or Israel.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Subsidiary” of any specified person means any corporation, limited liability company, limited partnership, association or other business entity of which more than 50% of the total voting rights of the issued share capital or Capital Stock, as the case may be, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s, S&P, or any of them, as the case may be.

“Taxes” means stamp or other tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed by a Relevant Jurisdiction.

“Treasury Rate” means, with respect to any redemption date pursuant to Section 4.01(b) of this First Supplemental Indenture, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding that redemption date ) of the applicable Comparable Treasury Issue. In determining the Treasury Rate, the Independent Investment Banker shall assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

“Trigger Period” means the period commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the public announcement by the Company of its intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible rating downgrade by any of the Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Notes below Investment Grade or (y) publicly announces that it is no longer considering the Notes for possible downgrade, provided that no such extension will occur if on such 60th day the Notes are rated Investment Grade by at least two of such Rating Agencies in question and is not subject to review for possible downgrade by such Rating Agencies).

“Voting Shares” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the issued share capital or Capital Stock, as the case may be, of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Section 1.02. Conflicts with Base Indenture. In the event that any provision of this First Supplemental Indenture expressly limits, qualifies or conflicts with a provision of the Base Indenture, such provision of this First Supplemental Indenture shall control with respect to the Notes.

ARTICLE 2

FORM OF NOTES

Section 2.01. Form of Notes. The Notes shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of the Indenture with respect to the Notes.

ARTICLE 3

THE NOTES

Section 3.01. Amount; Series; Terms. (a) There is hereby created and designated a single Series of Securities under the Base Indenture: the “2.538% Senior Notes due 2030.” The changes, modifications and supplements to the Base Indenture effected by this First Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other Series of Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other Series of Securities specifically incorporates such changes, modifications and supplements.

(b) The aggregate principal amount of Notes that initially may be authenticated and delivered under this First Supplemental Indenture (the “Initial Notes”) shall be limited to $650,000,000, subject to increase as set forth in Section 3.04 of this First Supplemental Indenture.

(c) The Stated Maturity of the principal of the Notes shall be June 15, 2030. The Notes shall be payable and may be presented for payment, purchase, redemption, registration of transfer and exchange, without service charge (subject to Section 2.07 of the Base Indenture), at the office or agency of the Company maintained for such purpose, which shall initially be the Corporate Trust Office.

(d) The Notes shall bear interest at the rate of 2.538% per annum beginning on June 24, 2020 or from the most recent interest payment date to which interest has been paid or duly provided for, as further provided in this First Supplemental Indenture and the form of Note annexed hereto as Exhibit A. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest payment dates for the Notes shall be June 15 and December 15 of each year, beginning on December 15, 2020, and the “Record Date” for any interest payable on each such interest payment date shall be the immediately preceding June 1 and December 1, respectively (whether or not a Business Day); provided that upon the final Stated Maturity of the Notes interest shall be payable on such Stated Maturity from the most recent date to which interest has been paid or duly provided for, and shall include the required payment of principal or premium, if any; and provided further, the “Record Date” for any interest, principal, or premium, if any, payable on the final Stated Maturity of the Notes shall be the immediately preceding June 1 (whether or not a Business Day). If any interest payment date, Stated Maturity or other payment date with respect to the Notes is not a Business Day, the required payment of principal, premium, if any, or interest shall be made on the next succeeding Business Day as if made on the date that such payment was due, and no interest shall accrue on that payment for the period from and after that interest payment date, Stated Maturity or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

(e) The Notes shall be issued in the form of one or more Global Securities, deposited with the Trustee as custodian for the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee as provided in Section 2.03 of the Base Indenture. The Depositary for such Global Securities shall be The Depository Trust Company, New York, New York.

(f) Payment of principal of and premium, if any, and interest on a Global Security registered in the name of or held by the Depositary or its nominee shall be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Global Security. If the Notes are no longer represented by a Global Security, payment of principal, premium, if any, and interest on Physical Securities may, at the Company’s option, be made (i) by check mailed directly to Holders at their registered addresses or (ii) upon request of any Holder of at least $5,000,000 principal amount of Notes, by wire transfer to an account located in the United States of America maintained by the payee.

Section 3.02. Denominations. The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Section 3.03. Book-entry Provisions for Global Securities. (a) Each Global Security authenticated under the Indenture shall be registered in the name of the Depositary designated for such Global Security or a nominee thereof and delivered to such Depositary or nominee thereof or custodian therefor. Each such Global Security shall constitute a single Security for all purposes of the Indenture.

(b) Subject to Section 2.07 and Section 2.15 of the Base Indenture, any exchange of a Global Security for other Notes may be made in whole or in part, and all Notes issued in exchange for a Global Security or any portion thereof shall be registered in such names as the Depositary for such Global Security shall direct in writing to the Trustee.

(c) Every Note authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Security or any portion thereof shall be authenticated and delivered in the form of, and shall be, a Global Security, unless such Note is registered in the name of a person other than the Depositary for such Global Security or a nominee thereof.

(d) Subject to the provisions of clause (e) below, the registered Holder may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(e) Neither any members of, or participants in, the Depositary (collectively, the “Agent Members”) nor any other persons on whose behalf Agent Members may act shall have any rights under the Indenture with respect to any Global Security registered in the name of the Depositary or any nominee thereof, or under any such Global Security, and the Depositary or such nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company or the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or impair, as between the Depositary, its Agent Members and any other person on whose behalf an Agent Member may act, the operation of customary practices of such persons governing the exercise of the rights of a Holder of any Note.

Section 3.04. Additional Notes; Repurchases. The Company may, from time to time, subject to compliance with any other applicable provisions of the Indenture, without notice to or the consent of the Holders of the Notes, create and issue pursuant to the Indenture additional Notes (the “Additional Notes”) having terms and conditions identical to those of the Initial Notes and ranking equally and ratably with the Initial Notes, except that Additional Notes:

(i) may have a different issue date from the Notes;

(ii) may have a different issue price from the Notes; and

(iii) if applicable, may have a different initial interest payment date and initial interest accrual date;

provided that if such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have a separate CUSIP, ISIN or other identifying numbers, as applicable, that is different from that of the Initial Notes. Such Additional Notes may be consolidated and form a single series with, and shall have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the Initial Notes and shall vote together as one class on all matters with respect to the Notes.

The Company may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Company), purchase Notes in the open market or otherwise, for the account of the Company or for the accounts of one or more of its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives.

Section 3.05. No Sinking Fund. The Notes shall not be subject to any sinking fund.

ARTICLE 4

REDEMPTION OF NOTES; REPURCHASE UPON CHANGE OF CONTROL

The provisions of this Article 4 apply solely with respect to the Notes and all references to Holders in this Article 4 shall be solely to Holders of the Notes.

Section 4.01. Optional Redemption. (a) The Notes shall be redeemable at the Company’s option prior to the Stated Maturity in accordance with this Article 4 and Article 3 of the Base Indenture (as amended by this Article 4).

(b) At any time before the Par Call Date, the Notes shall be redeemable, as a whole at any time or from time to time in part, at the Company’s option, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the applicable Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of such Notes, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 30 basis points, plus accrued and unpaid interest thereon to, but excluding, the redemption date for such Notes. The redemption price shall be determined by the Company, and the Trustee shall have no duty to make or otherwise to verify any such determination made by the Company.

(c) On or after the Par Call Date, the Notes shall be redeemable, as a whole at any time or from time to time in part, at the Company’s option, at a redemption price equal to 100% of the aggregate principal amount of the applicable Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date for such Notes.

(d) Notwithstanding Section 4.01(b) and Section 4.01(c) above, installments of interest on the Notes that are due and payable on an interest payment date falling on or prior to a redemption date shall be payable on such interest payment date to the registered Holders as of the close of business on the relevant Record Date in accordance with the provisions of such Notes and the Indenture.

(e) On and after the redemption date for the Notes, interest shall cease to accrue on such Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the redemption price and accrued and unpaid interest, if any. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected pro rata or by lot and, in the case of Notes represented by a Global Security, in accordance with the procedures of the Depositary; provided, however, that in no event shall Notes of a minimum principal amount of $2,000 or less be redeemed in part.

(f) Notice of any redemption pursuant to this Section 4.01 shall be delivered at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed (with a copy to the Trustee). Such notice shall state the redemption price (if known) or the formula pursuant to which the redemption price is to be determined if the redemption price cannot be determined at the time the notice is given. If the redemption price cannot be determined at the time such notice is to be given, the actual redemption price, calculated as described above in Section 4.01(b) or Section 4.01(c), as applicable, shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two Business Days prior to the redemption date. Notice of redemption having been given as provided in the Indenture, the Notes called for redemption shall become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. A notice of redemption may, at the Company’s option and discretion, be subject to one or more conditions precedent.

Section 4.02. Tax Redemption. (a) The Company may redeem the Notes as a whole but not in part, at its option at any time prior to the Stated Maturity, upon the giving of a notice of redemption to the Holders, if the Company determines that, as a result of (i) any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of a Relevant Jurisdiction affecting taxation, or (ii) any change in or amendment to an official position regarding the application or interpretation of the laws, regulations or rulings referred to above (including a decision of any court or tribunal), which change or amendment becomes effective (or in the case of a change in interpretation is announced) on or after the date of this First Supplemental Indenture (or, if the Relevant Jurisdiction becomes a Relevant Jurisdiction on a date after the date of this First Supplemental Indenture, after such later date), the Company is or will become obligated to pay Additional Amounts with respect to the Notes on the next succeeding interest payment date and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company (for the avoidance of doubt, changing the Company’s jurisdiction of organization shall not be a reasonable measure for this purpose).

(b) The redemption price will be equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to but excluding the date fixed for redemption (subject to the right of Holders of record on a Record Date to receive interest on the relevant interest payment date). The date and the applicable redemption price will be specified in the notice of tax redemption. Notice of such redemption will be irrevocable, and must be provided not less than 15 nor more than 60 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment in respect of the Notes were actually due on such date. No such notice of redemption will be given unless, at the time such notice of redemption is given, the Company’s obligation to pay such Additional Amounts remains in effect. Prior to giving the notice of tax redemption, the Company will deliver to the Trustee: (i) an Officers’ Certificate stating that the Company is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to so redeem the Notes have occurred; and (ii) an opinion of independent tax counsel or tax advisor of recognized standing qualified with respect to tax matters of the Relevant Jurisdiction, selected by the Company to the effect that the Company is or would be obligated to pay Additional Amounts as a result of a change or amendment described above.

(c) The foregoing provisions shall apply mutatis mutandis to any of the Company’s successors.

Section 4.03. Purchase of Notes upon a Change of Control Repurchase Event. (a) If a Change of Control Repurchase Event occurs with respect to the Notes, unless the Company shall have exercised its right to redeem the Notes pursuant to Section 4.01 of this First Supplemental Indenture, each Holder of the Notes shall have the right to require the Company to repurchase all or any part (equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased plus any accrued and unpaid interest on the Notes to, but excluding, the repurchase date. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control or event that may constitute the Change of Control, the Company shall deliver a notice (the “Change of Control Notice”) to each Holder of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering (the “Change of Control Offer”) to repurchase the Notes at the option of the Holders on the repurchase date specified in the Change of Control Notice, which date (the “Change of Control Payment Date”) shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The Change of Control Notice shall, if delivered prior to the date of consummation of the Change of Control, state that the Company’s obligation to repurchase the Notes is conditioned on a Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date.

(b) On the Business Day immediately preceding the Change of Control Payment Date, the Company shall, to the extent lawful, deposit with the Paying Agent or the tender agent appointed for such purpose an amount equal to the aggregate repurchase price in respect of all the Notes or portions of the Notes properly tendered.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all the Notes or portions of the Notes properly tendered pursuant to the Change of Control Notice; and

(ii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being repurchased by the Company.

(d) The Paying Agent or the tender agent appointed for such purpose shall promptly deliver to each Holder of Notes properly tendered the repurchase price for the Notes, and the Trustee shall, upon receipt of a Company Order, promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.

(e) Notwithstanding the foregoing in this Section 4.03, the Company shall not be required to make a Change of Control Offer in connection with a Change of Control Repurchase Event if a third party makes such an offer in connection with such Change of Control Repurchase Event in the manner and at the times required and otherwise in compliance with the requirements for such a Change of Control Offer made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(f) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company pursuant to Section 4.03(e) above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company shall have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such Change of Control Payment Date pursuant to the Change of Control Offer described in Section 4.03(b) above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding the redemption date (subject to the right of Holders of record on a Record Date to receive interest on the relevant interest payment date).

(g) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent the provisions of any such securities laws or regulations conflict with this Section 4.03, the Company shall comply with such securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.03 by virtue thereof; provided that the Company otherwise uses commercially reasonable efforts to permit Holders to exercise their rights and to fulfill its obligations in the time and in the manner specified in this Section 4.03 to the extent permitted by such securities laws or regulations.

ARTICLE 5

COVENANTS AND REMEDIES

Section 5.01. Limitation on Liens. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or incur any Lien upon (x) any Principal Property of the Company or any of its Restricted Subsidiaries or (y) any ordinary shares or shares of Capital Stock, as the case may be, of any of the Company’s Restricted Subsidiaries (in the case of clauses (x) and (y), whether now existing or owned or hereafter created or acquired), in order to secure any Indebtedness of the Company or any of its Restricted Subsidiaries unless, prior to or at the same time, the Notes (together with, at the Company’s option, any other Indebtedness or guarantees of the Company or any of its Subsidiaries ranking equally in right of payment with the Notes) are equally and ratably secured with or, at the Company’s option, prior to, such secured Indebtedness, until such time as such Indebtedness is no longer secured by such Lien or such Principal Property is no longer owned by the Company or any of its Restricted Subsidiaries.

(b) The foregoing restriction in Section 5.01(a) above shall not apply to:

(1) Liens existing with respect to any person at the time such person becomes a direct or indirect Subsidiary of the Company, provided that such Lien was not incurred in anticipation of such person becoming a Subsidiary;

(2) Liens existing on Property at the time of acquisition thereof by the Company or any of its Subsidiaries or at the time of acquisition by the Company or any of its Subsidiaries of any person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach;

(3) Liens securing Indebtedness of the Company or any of its Subsidiaries owing to the Company or any of its Subsidiaries;

(4) Liens existing on the date of issuance of the Initial Notes (excluding any Additional Notes);

(5) Liens on Property of a person existing at the time such person is merged into or consolidated with the Company or any of its Subsidiaries, at the time such person becomes a Subsidiary of the Company, or at the time of a sale, lease or other disposition of all or substantially all of the Properties of a person to the Company or any of its Subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, sale, lease, other disposition or other such transaction;

(6) Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(7) Liens created to secure the Notes;

(8) Liens imposed by law or arising by operation of law, such as materialmens’, workmen or repairmen, carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 60 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor Depositary institution;

(9) Liens for taxes, assessments or other governmental charges or levies on Property not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(10) Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or return of money bonds and other obligations of a like nature;

(11) pledges or deposits under workmen’s compensation, unemployment insurance, or similar legislation and Liens of judgment thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States of America to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(12) Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the Property covered thereby in the ordinary course of business and which do not, in the Company’s opinion, materially detract from the value of such Properties;

(13) Liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia) or any other country, or any department, agency, instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the Property subject to such Liens;

(14) Liens securing Indebtedness incurred to finance the construction, acquisition (including acquisition through merger or consolidation), purchase or lease of, or repairs, improvements or additions to, Property (including issued share capital or Capital Stock, as the case may be), plant or equipment of the Company or its Restricted Subsidiaries; provided, however, that the Lien shall not extend to any other Property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred (other than Property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien shall not be incurred more than 18 months after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the Property subject to the Lien;

(15) Liens incurred to secure cash or investment management or custodial services in the ordinary course of business or on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(16) Liens on the Capital Stock or shares then in issue, as the case may be, of a Subsidiary that is not a Restricted Subsidiary;

(17) Liens securing Hedging Obligations designed to protect the Company from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;

(18) Liens securing reimbursement obligations with respect to commercial letters of credit in the ordinary course of business that encumber cash, documents and other Property relating to such letters of credit and proceeds thereof;

(19) Liens on Property incurred in connection with any transaction permitted under Section 5.02 below; or

(20) any extensions, renewals or replacements of any Lien referred to in clauses (1) through (19) above without increase of the principal of the Indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (19) above shall not extend to or cover any Property of the Company or any of its Subsidiaries, as the case may be, other than the Property specified in such clauses and improvements to such Property.

(c) Notwithstanding the restrictions set forth in Section 5.01(a) above, the Company and its Restricted Subsidiaries shall be permitted to incur Indebtedness secured by Liens which would otherwise be subject to the restrictions set forth in Section 5.01(a) above without equally and ratably securing the Notes; provided that, after giving effect to such Indebtedness and the retirement of any Indebtedness secured by Liens (other than Liens described in clauses (1) through (20) of Section 5.01(b) above) that is being retired substantially concurrently with such incurrence, the aggregate amount of all Indebtedness secured by Liens (not including Liens permitted under clauses (1) through (20) of Section 5.01(b) above), together with all Attributable Debt outstanding pursuant to Section 5.02(b) below, does not exceed 15% of the Company’s Consolidated Tangible Assets. The Company and its Restricted Subsidiaries also may, without equally and ratably securing the Notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Section 5.02. Limitation on Sale and Leaseback Transactions. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(1) such transaction was entered into prior to the date of issuance of the Initial Notes;

(2) such transaction was for the sale and leasing back to the Company or any of its wholly owned Subsidiaries of any Principal Property by the Company or a Restricted Subsidiary;

(3) such transaction involves a lease for not more than three years (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years);

(4) the Company would be entitled to incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to Section 5.01(c) above; or

(5) the Company or any Restricted Subsidiary applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase of other Property or assets used or useful in the Company’s or such Restricted Subsidiary’s business or to the retirement of Indebtedness that is pari passu with the Notes (including the Notes) within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of pari passu Indebtedness, the Company may deliver Notes with an aggregate outstanding amount equal to such net proceeds to the Trustee for cancellation as provided in Section 2.12 of the Base Indenture.

(b) Notwithstanding the restrictions set forth in Section 5.02(a) above, the Company and its Restricted Subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the restrictions set forth in Section 5.02(a) above, if after giving effect thereto the aggregate amount of all Attributable Debt with respect to such transactions (not including Attributable Debt permitted under clauses (1) through (5) of Section 5.02(a) above), together with all Indebtedness outstanding pursuant to Section 5.01(c) above, does not exceed 15% of the Company’s Consolidated Tangible Assets.

Section 5.03. Payment of Additional Amounts. (a) Payments made by the Company on the Notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future income Taxes, unless the Company or the Paying Agent is required to withhold or deduct Taxes by law. If any such withholding or deduction for or on account of Taxes imposed or levied by or on behalf of a Relevant Jurisdiction is at any time required by law to be made from any payment made with respect to the Notes, the Company will pay such additional amounts (“Additional Amounts”) on the Notes as may be necessary so that the net amount received by each Holder of the Notes after such withholding or deduction will equal to the amount the Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to Taxes:

(1) that would not have been imposed but for the Holder or the beneficial owner of such Note (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) being considered as having a present or former connection with a Relevant Jurisdiction (other than a connection arising solely as a result of the acquisition, ownership or disposition of the Notes, the receipt of any payment under or with respect to the Notes, or the exercise or enforcement of any rights under or with respect to the Notes), including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled therein or a national thereof or being or having been engaged in a trade or business therein or having or having had a permanent establishment therein;

(2) that would not have been imposed but for the failure of the Holder or any other person to comply, upon request addressed to the Holder, with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the Holder or beneficial owner, if compliance is required as a precondition to exemption from such Tax;

(3) payable other than by withholding from payments of principal of or interest on the Notes;

(4) that are estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property or similar Taxes;

(5) that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later (except to the extent that the Holder would have been entitled to Additional Amounts had the Notes been presented on the last day of such 30-day period);

(6) that are imposed under Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof or rulings with respect thereto (“FATCA”), any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement for the implementation of FATCA or any fiscal or regulatory legislation, rules, official guidance or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of FATCA; or

(7) in the case of any combinations of items (1), (2), (3), (4), (5) and (6);

nor shall Additional Amounts be paid with respect to any payment of the principal of or interest, if any, on any Note to any such Holder who is a fiduciary or a partnership or any other person that is not the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or the beneficial owner would not have been entitled to such Additional Amounts had it been the Holder of the Note.

(b) The Company’s obligations to pay Additional Amounts, if and when due, will survive the termination of the Indenture and the payment of all other amounts in respect of the Notes and shall apply mutatis mutandis to any successor of the Company and to any jurisdiction in which such successor is incorporated, organized or otherwise resident for Tax purposes, and any political subdivision or governmental authority thereof or therein.

(c) If any deduction or withholding shall be required, prior to such interest payment date, the Company shall pay such withholding or deduction to the relevant taxing authority. The Company shall furnish to the Trustee documentation reasonably satisfactory to the Trustee evidencing payment of Taxes in respect of which it has paid Additional Amounts. Electronic copies of such receipts shall be made available to a Holder upon written request of such Holder.

(d) All references in the Indenture to the payment of the principal of or interest on the Notes shall be deemed to include Additional Amounts to the extent that, in that context, Additional Amounts are, were or would be payable.

Section 5.04. Events of Default. Solely with respect to the Notes, Sections 6.01 and 6.02 of the Base Indenture are hereby replaced in their entirety by the following:

“Section 6.01 Events of Default. “Event of Default,” wherever used herein with respect to the Notes, means any one of the following events with respect to the Notes:

(a) default in the payment of any installment of interest on any Note when due and payable, and the continuance of that default for 30 days;

(b) default in the payment of the principal of, or any premium on, any Note when due and payable (whether at the Stated Maturity, upon redemption or otherwise);

(c) a failure by the Company to repurchase Notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with Section 4.03 of the First Supplemental Indenture;

(d) failure to observe or perform any other covenant or agreement in the Indenture in respect of the Notes, which failure continues for 90 days after written notice to the Company by the Trustee or written notice to the Company and the Trustee by the Holders of not less than 25% in principal amount of outstanding the Notes, requiring the Company to remedy the same;

(e) (i) a failure to make any payment at maturity, including any applicable grace period, on any of the Company’s Indebtedness (other than Indebtedness the Company owes to any of its Subsidiaries) outstanding in an amount in excess of $100,000,000 or (ii) a default on any of the Company’s Indebtedness (other than Indebtedness the Company owes to any of its Subsidiaries), which default results in the acceleration of such Indebtedness in an amount in excess of $100,000,000 without such Indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (i) or (ii) above, for a period of 30 days after written notice thereof to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25% in principal amount of outstanding Notes (including any Additional Notes); provided, however, that if any failure, default or acceleration referred to in clause (i) or (ii) above ceases or is cured, waived, rescinded or annulled, then the Event of Default shall be deemed cured;

(f) the Company pursuant to or within the meaning of any Bankruptcy Law (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its Property, (iv) makes a general assignment for the benefit of its creditors or (v) admits in writing its inability to generally pay its debts as such debts become due; or takes any comparable action under any foreign laws relating to insolvency;

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a Custodian of the Company or for all or substantially all of its Property or (iii) orders the winding up or liquidation of the Company; or any similar relief is granted under any foreign laws; and, in the case of each of clauses (i) through (iii) above, the order or decree remains unstayed and in effect for 90 days;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking a declaration that the Company is en désastre, or proceedings are commenced in saisie or an initial vesting is declared over the Company or over the assets of the Company, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving, ordering or declaring either of the foregoing shall be entered; or

(i) the Company commences any proceeding or files any petition seeking a declaration that the Company is en désastre.

Section 6.02 Acceleration of Maturity; Recession and Annulment. If an Event of Default with respect to the Notes at the time outstanding occurs and is continuing (other than an Event of Default referred to in Section 6.01(f), (g), (h) or (i)), then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of all of the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal shall become immediately due and payable. If an Event of Default specified in Section 6.01(f), (g), (h) or (i) occurs and is continuing with respect to the Notes, the principal of all outstanding Notes shall ipso facto become and be immediately due and payable without further action or notice on the part of the Trustee or any Holder of the Notes.

At any time after the principal amount of all outstanding Notes shall have been so declared or otherwise become due and payable, and before a judgment or decree for payment of the money due shall have been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul that declaration or acceleration and its consequences if all Events of Default with respect to the Notes, other than the non-payment of the principal and interest, if any, of the Notes which have become due solely by such acceleration, have been cured or have been waived as provided in Section 6.13. No such rescission shall affect any subsequent Default or impair any right consequent thereon.”

Section 5.05. References In Base Indenture. References to “clause (e), (f), (g) or (h) of Section 6.01,” in the Base Indenture shall be deemed to refer to Section 6.01(f), (g), (h) and (i) of the Base Indenture, as amended by this First Supplemental Indenture with respect to the Notes.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Confirmation of Indenture. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument; provided that the provisions of this First Supplemental Indenture apply solely with respect to the Notes.

Section 6.02. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile, PDF transmission or other electronic transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture and signature pages for all purposes.

Section 6.03. Governing Law; Waiver of Jury Trial. THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF. THE COMPANY AND THE TRUSTEE EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Any legal suit, action or proceeding arising out of or based upon this First Supplemental Indenture, the Notes or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The Company and the Trustee each hereby irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from jurisdiction of any court of (i) Guernsey or any political subdivision thereof, (ii) the United States of America or the State of New York or (iii) any jurisdiction in which it owns or leases property or assets or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, set-off or otherwise) with respect to itself or its property and assets, the Indenture or the Notes, the Company hereby irrevocably waives such immunity in respect of its obligations under the Indenture or the Notes to the fullest extent permitted by applicable law.

Section 6.04. Appointment of Agent for Service. The Company has designated and appointed Amdocs, Inc., 1390 Timberlake Manor Parkway, Chesterfield, Missouri 63017, as its authorized agent (the “Authorized Agent”), upon which process may be served in any suit or proceeding in any Federal or State court in the Borough of Manhattan, The City of New York arising out of or relating to the Indenture or the Notes, but for that purpose only, and agrees that service of process upon said Authorized Agent shall be deemed in every respect effective service of process upon it in any such suit or proceeding in any Federal or State court in the Borough of Manhattan, The City of New York, New York. Such appointment shall be irrevocable so long as any of the Notes remain outstanding until the appointment of a successor by the Company and such successor’s acceptance of such appointment; provided, that, if any such successor Authorized Agent is another Subsidiary of the Company, such Subsidiary shall be organized under the laws of the United States of America, any State thereof or the District of Columbia. Upon such acceptance, the Company shall notify the Trustee of the name and address of such successor. If Amdocs, Inc. ceases to be a Subsidiary of the Company for any reason or is no longer incorporated under the laws of the United States of America, any State thereof or the District of Columbia, the Company shall designate and appoint a successor Authorized Agent that is organized under the laws of the United States of America, any State thereof or the District of Columbia. The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of said Authorized Agent in full force and effect so long as any of the Notes shall be outstanding. The Trustee shall not be obligated and shall have no responsibility with respect to any failure by the Company to take any such action.

Section 6.05. Recitals by the Company. The recitals in this First Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this First Supplemental Indenture as fully and with like effect as if set forth herein in full.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

AMDOCS LIMITED

By:	/s/ Matthew Smith
Name: Matthew Smith
Title: Secretary

[Signature Page – First Supplemental Indenture]

THE BANK OF NEW YOK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

EXHIBIT A

FORM OF NOTE

(FACE OF NOTE)

THIS SECURITY IS ISSUED IN GLOBAL FORM AND REGISTERED IN THE NAME OF THE DEPOSITARY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) OR A NOMINEE THEREOF. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM IN ACCORDANCE WITH THE TERMS HEREOF AND OF THE INDENTURE (AS DEFINED BELOW), THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

AMDOCS LIMITED

2.538% Senior Notes due 2030

No. ____________	CUSIP No.: 02342T AE9
ISIN No.: US02342TAE91
Initially $________________

Amdocs Limited, a non-cellular company incorporated in Guernsey (registration number 19528), promises to pay to CEDE & CO., or registered assigns, the principal sum set forth on the Schedule of Increases and Decreases in Global Security attached hereto on June 15, 2030.

Interest payment dates: June 15 and December 15.

Record Dates: June 1 and December 1 (whether or not a Business Day).

Additional provisions of this Note are set forth on the reverse hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

AMDOCS LIMITED

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

The Bank of New York Mellon, as Trustee, certifies that this is one of the Securities referred to in the within- referenced Indenture.

By:	Dated:
Authorized Signatory

(REVERSE OF NOTE)

AMDOCS LIMITED

2.538% Senior Notes due 2030

(1) Interest. Amdocs Limited, a non-cellular company incorporated in Guernsey (registration number 19528) (such company and its successors and assigns under the Indenture referred to below, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the interest rate per annum shown above and, to the extent required, defaulted interest pursuant to Section 2.14 of the Base Indenture. The Company shall pay interest semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2020. Interest on the Notes shall accrue from the most recent interest payment date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from June 24, 2020. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(2) Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the persons who are registered Holders of Notes at the close of business on the Record Date next preceding the interest payment date (whether or not a Business Day) even though such Notes are canceled after the Record Date and on or before the interest payment date. Holders of Physical Securities must surrender Physical Securities to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payment of principal of and premium, if any, and interest on this Note shall be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of this Global Security.

(3) Paying Agent, Transfer Agent and Registrar. Initially, The Bank of New York Mellon, a corporation organized under the laws of the State of New York authorized to conduct a banking business, as trustee under the Indenture (the “Trustee”), shall act as Paying Agent, transfer agent and Registrar. The Company may change any Paying Agent, transfer agent, Registrar or co-registrar without notice to the Holders. The Company may act as Paying Agent, transfer agent, Registrar or co-registrar.

(4) Indenture. This Note is a “Security” and the Notes are “Securities” under the Indenture (as defined below). The Company issued the Notes under an Indenture dated as of June 24, 2020 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture dated as of June 24, 2020 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case between the Company and the Trustee. The Notes are unsecured general obligations of the Company and constitute the “2.538% Senior Notes due 2030,” initially limited to $650,000,000 in aggregate principal amount. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture

Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb) (the “TIA”). Capitalized terms used herein but not defined herein are used as defined in the Indenture. The Notes are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5) Optional Redemption. The Company may redeem the Notes in whole at any time or from time to time in part prior to the Stated Maturity, at its option, pursuant to the following terms:

(a) At any time before March 15, 2030, the redemption price shall be equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of such Notes, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 30 basis points, plus accrued and unpaid interest thereon to, but excluding, the redemption date. The redemption price shall be determined by the Company, and the Trustee shall have no duty to make or otherwise to verify any such determination made by the Company.

(b) At any time on or after March 15, 2030, the redemption price shall be equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on an interest payment date falling on or prior to a redemption date shall be payable on such interest payment date to the registered Holders as of the close of business on the relevant Record Date in accordance with the provisions of the Notes and the Indenture.

On and after the redemption date for the Notes, interest shall cease to accrue on such Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the redemption price and accrued and unpaid interest, if any. On or before the redemption date for the Notes, the Company shall deposit with the Trustee or a Paying Agent funds sufficient to pay the redemption price of the Notes to be redeemed on the redemption date, and (except if the redemption date shall be an interest payment date) accrued and unpaid interest, if any. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected pro rata or by lot or by such method as the Trustee shall deem fair and appropriate, in accordance with the procedures of the Depositary; provided, however, that in no event shall Notes of a minimum principal amount of $2,000 or less be redeemed in part.

Notice of any redemption pursuant to this clause (5) shall be delivered at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed (with a copy to the Trustee). Such notice shall state the redemption price (if known) or the formula pursuant to which the redemption price is to be determined if the redemption price cannot be determined at the time the notice is given. If the redemption price cannot be determined at the time such notice is to be given, the actual redemption price, calculated as set forth in the Indenture, shall be set forth in an Officers’ Certificate of the Company delivered to the Trustee no later than two Business Days prior to the redemption date. Notice of redemption having been given as provided in the Indenture, the Notes called for redemption shall become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

(6) Tax Redemption. The Company may redeem the Notes as a whole but not in part, at its option at any time prior to the Stated Maturity, upon the giving of a notice of redemption to the Holders, if the Company determines that, as a result of (i) any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of a Relevant Jurisdiction affecting taxation, or (ii) any change in or amendment to an official position regarding the application or interpretation of the laws, regulations or rulings referred to above (including a decision of any court or tribunal), which change or amendment becomes effective (or in the case of a change in interpretation is announced) on or after the date of the First Supplemental Indenture (or, if the Relevant Jurisdiction becomes a Relevant Jurisdiction on a date after the date of the First Supplemental Indenture, after such later date), the Company is or will become obligated to pay Additional Amounts with respect to the Notes on the next succeeding interest payment date and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company (for the avoidance of doubt, changing the Company’s jurisdiction of organization shall not be a reasonable measure for this purpose).

The redemption price will be equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to but excluding the date fixed for redemption (subject to the right of Holders of record on a Record Date to receive interest on the relevant interest payment date). The date and the applicable redemption price will be specified in the notice of tax redemption. Notice of such redemption will be irrevocable, and must be provided not less than 15 nor more than 60 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment in respect of the Notes were actually due on such date. No such notice of redemption will be given unless, at the time such notice of redemption is given, the Company’s obligation to pay such Additional Amounts remains in effect. Prior to giving the notice of tax redemption, the Company will deliver to the Trustee: (i) an Officers’ Certificate stating that the Company is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to so redeem the Notes have occurred; and (ii) an opinion of independent tax counsel or tax advisor of recognized standing qualified with respect to tax matters of the Relevant Jurisdiction, selected by the Company to the effect that the Company is or would be obligated to pay Additional Amounts as a result of a change or amendment described above.

The foregoing provisions shall apply mutatis mutandis to any of the Company’s successors.

(7) Change of Control Repurchase Event. If a Change of Control Repurchase Event occurs with respect to the Notes, unless the Company shall have exercised its right pursuant to Section 4.01 of the First Supplemental Indenture to redeem the Notes, each Holder of the Notes shall have the right to require the Company to repurchase all or any part (equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased plus any accrued and unpaid interest on such Notes to, but excluding, the repurchase date.

Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control or event that may constitute the Change of Control, the Company shall deliver a notice (the “Change of Control Notice”) to each Holder of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering (the “Change of Control Offer”) to repurchase such Notes at the option of the Holders on the repurchase date specified in the Change of Control Notice, which date (the “Change of Control Payment Date”) shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The Change of Control Notice shall, if delivered prior to the date of consummation of the Change of Control, state that the Company’s obligation to repurchase the Notes is conditioned on a Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date.

On the business day immediately preceding the Change of Control Payment, the Company shall, to the extent lawful deposit with the Paying Agent or the tender agent appointed for such purpose an amount equal to the aggregate repurchase price in respect of all the Notes or portions of the Notes properly tendered.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all the Notes or portions of the Notes properly tendered pursuant to the Change of Control Notice; and

(ii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of the Notes being repurchased by the Company.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company pursuant to Section 4.03(e) of the First Supplemental Indenture, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company shall have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such Change of Control Payment Date pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding the redemption date (subject to the right of Holders of record on a Record Date to receive interest on the relevant interest payment date).

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent the provisions of any such securities laws or regulations conflict with this Section (7), the Company shall comply with such securities laws and regulations and shall not be deemed to have breached its obligations under this Section (7) by virtue thereof; provided that the Company otherwise uses commercially reasonable efforts to permit Holders to exercise their rights and to fulfill its obligations in the time and in the manner specified in this Section (7) to the extent permitted by such securities laws or regulations.

(8) Denominations; Transfer; Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Company shall not be required to transfer or exchange any Notes subject to redemption during a period beginning at the opening of business 15 days before the day of the electronic delivery or mailing of a notice of redemption and ending at the close of business on the day of such electronic delivery or mailing. The Company and the Registrar shall not be required to register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(9) Defeasance. Subject to certain conditions as provided in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money and/or U.S. Government Obligations for the payment of principal and interest on the Notes to the Stated Maturity.

(10) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes, except that interest (other than defaulted interest) shall be paid to the person that was the registered Holder on the relevant Record Date for such payment of interest.

(11) Amendments and Waivers. Subject to certain exceptions, (i) the Indenture or the Notes may be amended or supplemented with respect to this Series with the consent of the Holders of a majority in principal amount of the outstanding Notes; and (ii) any existing default with respect to the Notes may be waived with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without the consent of or notice to any Securityholder of this Series, the Indenture or the Notes may be amended or supplemented in accordance with Section 9.01 of the Base Indenture.

(12) Remedies. If an Event of Default with respect to the Notes occurs and is continuing (other than an Event of Default referred to in Section 6.01(f), (g), (h) or (i) of the Base Indenture, as amended by the First Supplemental Indenture), the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may, by notice in writing to the Company (and to the Trustee if given by the Holders), declare the principal of all of the Notes to be due and payable immediately. Securityholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require security or indemnity before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the outstanding Notes may direct the Trustee in its exercise of any trust or power with respect to the Notes. The Trustee may withhold from Securityholders of this Series notice of any Default or Event of Default (except a Default in payment of principal or interest) if it determines in good faith that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

(13) Trustee Dealings with Company. Subject to the provisions of the TIA, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee. The Trustee shall initially be The Bank of New York Mellon.

(14) No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Securityholder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

(15) Authentication. This Note shall not be valid until authenticated by the manual, facsimile or other electronic signature of an authorized signatory of the Trustee or an authenticating agent.

(16) Abbreviations. Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP and ISIN numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers (or as to the accuracy of similar numbers) as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

THE COMPANY WILL FURNISH TO ANY SECURITYHOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE INDENTURE, WHICH HAS IN IT THE TEXT OF THIS NOTE, IN TWELVE-POINT TYPE. REQUESTS MAY BE MADE TO: Amdocs Limited, Hirzel House, Smith Street, St. Peter Port, Guernsey, GY1 2NG, Attention: Matthew E. Smith.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. No.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)
Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL SECURITY

The initial principal amount of this Global Security is ____________ DOLLARS ($____________). The following increases and decreases of this Global Security have been made:

Date of Increase or Decrease	Amount of decrease in principal amount of this Global Security	Amount of increase in principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee

REPURCHASE EXERCISE NOTICE UPON A CHANGE OF CONTROL

REPURCHASE EVENT

To: Amdocs Limited

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Amdocs Limited (the “Company”) as to the occurrence of a Change of Control Repurchase Event with respect to the Company and hereby directs the Company to pay, or cause the Trustee to pay, an amount in cash equal to 101% of the aggregate principal amount of the Notes, or the portion thereof (which is $2,000 principal amount or an integral multiple of $1,000 in excess thereof) below designated, to be repurchased plus interest accrued and unpaid to, but excluding, the repurchase date, except as provided in the Indenture. The undersigned hereby agrees that the Notes will be repurchased as of the Change of Control Payment Date pursuant to the terms and conditions thereof and the Indenture.

Dated: ________________________________

Signature: _____________________________

Principal amount to be repurchased (at least $2,000 or an integral multiple of $1,000 in excess thereof): __

Remaining principal amount following such repurchase: __

By:
Authorized Signatory

B-1